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                                                                      Exhibit 14



                          STANDARDS OF BUSINESS CONDUCT


                                  SPARTA, INC.


                                                                     JAN 5, 2004

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                                                 TABLE OF CONTENTS

TITLE                                                                     PAGE
-----                                                                     ----
FORWARD                                                                    II

OUR COMMITMENTS                                                             1

OUR VALUES                                                                  1

OUR RESPONSIBILITIES                                                        2

OUR STANDARDS                                                               3

               (1)    Conflicts of Interest                                 3

               (2)    Gifts, Gratuities and Entertainment to Customers      4

               (3)    Outside Interests                                     4

               (4)    Former Government Employees                           4

               (5)    Selling and Marketing                                 5

               (6)    Antitrust                                             5

               (7)    Pricing, Billing and Contracting                      5

               (8)    Timecard Reporting                                    6

               (9)    Suppliers and Consultants                             6

               (10)   Expense Reports                                       7

               (11)   Company and Customer Resources                        7

               (12)   Proprietary Information                               8

               (13)   Cash and Bank Accounts                                8

               (14)   Security                                              8

               (15)   Political Contributions                               9

               (16)   Safety and Health                                     9

               (17)   Drug and Substance Abuse                              9

               (18)   Standards of Personal Conduct                         9

ACKNOWLEDGEMENT                                                            10

HELP AND INFORMATION                                                       10

DISCIPLINE AND MANDATORY SANCTIONS                                         10


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                                    FOREWORD

This pamphlet has been prepared to give every employee of SPARTA, Inc. a clear understanding of our Standards of Business Conduct. This pamphlet and the referenced policies and procedures (enclosed) outline conduct expected of each of us individually and standards to be observed in our dealings with others.

The standards contained in this pamphlet are like roadsigns. They give direction in areas of daily business activity where possible problems of conduct could occur. As individuals we must abide by these standards, and every level of operating management has the responsibility to monitor and enforce these standards throughout the corporation. Violations can lead to disciplinary action up to and including termination. No one can justify an unethical or illegal act by saying that it was directed by someone in a superior position; no one is ever authorized by the company to direct an employee to commit such an act. You and you alone are accountable for your actions. Integrity is your personal responsibility. And the reporting of suspected violations of these standards is your responsibility as well.

So let us all do our best to live up to these standards and to assist others in doing so through our actions as members of the SPARTA team.




                                 Robert C. Sepucha

                              CHIEF EXECUTIVE OFFICER


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OUR COMMITMENTS

There are four key relationships in the business of SPARTA. These relationships involve customers, suppliers, fellow employees, and communities in which we operate. All employees participate in one way or another in these key relationships. The following commitments serve as broad ideals for shaping these relationships.

     o To our customers we will be attentive and strive to maximize the value and quality of SPARTA products and services within the requirements of our contracts.

     o To our suppliers we will be the best customer we can be and will emphasize both fair competition and long-lasting business relationships.

     o To each other, as employees, we will treat one another fairly and with dignity and respect.

     o To the many communities of which we are a member, and to society as a whole, we will act as responsible and responsive corporate citizens and in a moral, ethical and beneficial manner.

OUR VALUES

In order to fulfill these commitments, it is important for all employees to be:

     o    Dedicated and loyal to our company and to our country,

     o    Law-abiding,

     o    Honest and trustworthy,

     o    Responsible and reliable,

     o    Truthful and accurate,

     o    Fair and cooperative,

     o    Economical in utilizing company and customer resources.


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OUR RESPONSIBILITIES

THE COMPANY

Under these Standards the company is responsible for:

     o implementing and distributing the Standards of Business Conduct contained in this pamphlet, including the applicable policies and procedures, to all employees

     o providing all employees with clear guidelines on matters of everyday business conduct,

     o providing counsel on company rules and regulations to any employee who seeks it,

     o maintaining working conditions at all locations supportive of employee responsibilities under these Standards,

     o    enforcing compliance with the Standards.

MANAGERS

     Under these Standards, all levels of management have a special responsibility for the implementation of the Standards of Business Conduct and will be held accountable for:

     o assuring that all current and new employees under their supervision receive a copy of the Standards of Business conduct,

     o stressing to all employees in work and deed the need for a continuing commitment to the Standards,

     o reviewing the knowledge and understanding of this pamphlet by employees under their supervision,


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     o    demonstrating their own commitment by conducting themselves and managing the activities of all employees under their supervision in accordance with the Standards,

     o maintaining a workplace environment that encourages frank and open communication, free of the fear of reprisal, concerning the upholding of the Standards.

ALL EMPLOYEES

Under these Standards, all employees are responsible for:

     o reviewing regularly their knowledge and understanding of the Standards,

     o upholding the Standards and the policies, procedures, and practices that support them as demonstrated by their daily business conduct,

     o remaining alert and sensitive to situations which could result in actions by any employee that are illegal, unethical, in violation of the Standards or the policies and procedures that support the Standards, or otherwise improper.

OUR STANDARDS

(1)  CONFLICTS OF INTEREST

"A conflict between the private interests and the official responsibilities of a person in a position of trust."

As employees we should all consider ourselves as persons in positions of trust and conduct ourselves accordingly. We must be particularly sensitive to the many situations, on and off the job, where a conflict of interest or even a perception of such a conflict could originate. Such conflicts could involve customers, suppliers, present or prospective employees or members of the communities in which we operate. You should not have any business, financial, or other relationship with customers, suppliers, present or prospective employees, or members of the community that might impair, or even appear to impair, the


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independence of any judgement you render on behalf of the company. (Refer to
Policy and Procedure A-5, Section 5.0).

(2)  GIFTS, GRATUITIES AND ENTERTAINMENT TO CUSTOMERS

As a company, our continuing objective is to provide our customers with the highest quality product at the best possible price. It is a serious violation of our Standards for any employee to seek a competitive advantage through the use of gifts, gratuities, entertainment or favors. Under no circumstance may we offer or give any item of value to a customer or a customer's representative in an effort to influence a contract award or other favorable customer action. It is SPARTA's policy to compete solely on the merits of our products and services. It is a federal crime for a corporation or individual to give or offer, directly or indirectly, anything of value to a U.S. or foreign government official to influence any act or decision of such individual in his official capacity in order to assist in obtaining business. (See Policy and Procedure A-5, Section 4.6).

(3)  OUTSIDE INTERESTS

A conflict with the interests of SPARTA can arise when an employee holds a material investment interest in or is an officer, director or employee of another enterprise, particularly if that enterprise is a supplier of products or services to the company. While such circumstances are not automatically prohibited, they are not desirable, and must not be entered into or exist without prior written disclosure to and approval by the company. (See disclosure requirements in Policy and Procedure A-5, Section 6.0 and 7.0).

(4)  FORMER GOVERNMENT EMPLOYEES

The company has a clear policy and procedure which governs the conditions of employment and services of former U.S. Government employees (civilian and military). (See Policy and Procedure B-8). If you should wish to hire a civilian or military government employee to work for SPARTA, you must be familiar with the laws and regulations governing the discussion of employment as well as the actual employment of those individuals. In all such cases you should keep in mind that it is SPARTA's policy to avoid employment actions and assignments that might give the appearance of a conflict of interest to a reasonable observer. It is absolutely essential that the company and any such employee abide strictly by the letter and spirit of these policies and procedures to preclude the fact or perception of illegality or impropriety.


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(5)  SELLING AND MARKETING

As employees, we should remember these key points in connection with sales or marketing of our products and services: if at any time it becomes clear that the company must engage in unethical or illegal activity to win a contract, that business will not be pursued further. It is our responsibility as employees to understand the requirements of the customer and do the very best we can to satisfy those requirements by submitting realistic proposals on performance, cost and schedule. We must make certain that the company's contractual obligations are clearly defined. All information we provide relative to SPARTA's products or services should be clear and accurate.

(6)  ANTITRUST

Be aware that there are laws promoting competition called antitrust laws. Employees who have any contact with our competitors have a clear responsibility to obey those laws. A wide range of transactions or practices are prohibited under those laws. No agreement or understanding may be made with competitors to fix or control prices, to allocate markets or territories, to boycott certain customers or suppliers, or to refrain from or limit the manufacture, sale or production of any product or service.

The provisions of the antitrust statutes apply to both formal and informal communications. Employees involved in trade association activities or in other situations allowing for less formal communication among competitors, customers or suppliers must be especially alert to the requirements of the law.

(7)  PRICING, BILLING AND CONTRACTING

Employees who are involved in any way in the pricing, billing or contracting functions have a special responsibility to:

     o Understand and adhere to all applicable procurement regulations and relevant company policies and procedures with regard to all aspects of the sale of SPARTA products or services.


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     o    Ensure that cost accounting standards and principles of cost allowability as well as relevant company policies and procedures are properly and consistently followed.

     o Establish prices for company products and services that are fair and reasonable and reflect their cost, the difficulty of overall performance, the market conditions, and all other relevant factors. In our pricing negotiations with the U.S. Government, we must at all times adhere to the provisions of the Truth in Negotiations Act and relevant company policies and procedures. The Truth in Negotiations Act requires full disclosure of pricing data that is current, complete and accurate.

     o Accurately reflect, in all invoices to customers and others, accurate cost data, true prices and other information required by the terms of the contract.

(8)  TIME CARD REPORTING

Timely and accurate completion of time cards as described in company policies and procedures is essential. (See Policy and Procedure C-1, C-2, and C-3). We must ensure that no cost is allocated to a government contract which is unallowable, contrary to the contract or related regulations, or otherwise improper. All employees shall report only the true and actual number of hours worked by them. Shifting of costs to inappropriate contracts is strictly prohibited. Reporting of all hours worked, compensated and uncompensated, must also be true and accurate.

(9)  SUPPLIERS AND CONSULTANTS

Whenever possible, materials, supplies, equipment, consulting and other services should be procured from qualified suppliers at the lowest cost, keeping in mind the requirements for quality, performance and the vendor's ability to meet delivery schedules.

As a company and as individual employees, we will always employ the highest ethical business practices in source selection, negotiation, determination of awards and the administration of all purchasing activities. Whenever feasible, we will encourage, establish and maintain competition and will at all times comply with applicable government regulations and contractual requirements as well as company policies and procedures.


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Except for items that are clearly trivial in value, and not intended to evoke any form of reciprocation, employees of SPARTA may not accept gifts, entertainment or anything else of value from current or potential suppliers of goods or services or from consultants to the company. (See Policy and Procedure A-5, Section 5.3).

(10)  EXPENSE REPORTS

Business expenses properly incurred in performing company business must be documented promptly with accuracy and completeness on expense reports. Employees must distinguish between personal expenses, business travel expenses, and business entertainment expenses. Personal expenses should not be included in an expense report. Business entertainment expenses should be identified as such on the expense report so that those costs don't get passed on to our customers.

Employees using company funds for such expenses should indicate where, in their judgement, certain costs are or might be inappropriate charges against government contracts. Employees must record, allocate, and charge costs to the right direct or indirect overhead account. Such cost information is often used for billing our customers for work done.

(11)  COMPANY AND CUSTOMER RESOURCES

The ability of SPARTA to meet the broad commitments to customers, suppliers, employees, and communities depends on efficiently utilizing company and customer resources. These resources include technology, data, buildings, equipment, cash and the time and talent of employees.

As employees we may not make improper use of company or customer resources nor permit others to do so. You are personally responsible and accountable for the proper expenditure of company funds; this includes company money you spend as travel expenses. You are also responsible for the proper use of property over which you have control; this includes all funds and property that have been entrusted to your custody by customers and others. Company property should not be used for personal benefit, sold, loaned, given away, or otherwise disposed of, regardless of condition or value, without proper authorization. Other examples of improper use include unauthorized


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appropriation, possession or personal use of company or customer assets, technology and patents, software, computers, communication equipment or office supplies.

(12)  PROPRIETARY INFORMATION

The backbone of SPARTA as a competitive business is our ability to develop and use high technology in day-to-day operations. Failure to maintain control of our technological edge could cause us irreparable harm. As employees, we are all responsible for guarding our proprietary data and technology against unauthorized disclosure. This applies not only to government classified information, but also to company proprietary software and data, proprietary pricing, etc. (See Policy and Procedure A-7, Attachment A-1).

(13)  CASH AND BANK ACCOUNTS

All cash and bank account transactions must be handled so as to avoid any question of bribery, kick-backs, or other illegal or improper payments. All accounts of company funds shall be established and maintained in the name of SPARTA. All transactions and accounts involving company funds shall be clearly and accurately identified in SPARTA's books and records. All cash received by the company shall be promptly recorded on its books and deposited in a SPARTA bank account. No funds shall be maintained in the form of cash, except to the limited extent reasonably required for normal business operations.

(14)  SECURITY

SPARTA is a major contractor with the Department of Defense. We, as employees, have a special obligation to comply with those government regulations and laws, as well as with relevant company policies and procedures, which protect our nation's security and safeguard our nation's defense secrets. The effectiveness of national and industrial security is heavily dependent on those individuals who have access to classified information. As employees, security is an integral part of our jobs, whether or not we work directly with such information.

Employees possessing a valid security clearance and requiring access to specific classified information will ensure that such information, in whatever form it exists, is handled strictly in accordance with the procedures set forth by the Department of Defense


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for safeguarding classified information. We should not seek access to, accept or retain any classified materials for which we have no need or to which we are not entitled. The unauthorized possession of classified documents or classified information in any form, or failure to properly safeguard such information, violates these Standards, can endanger the security of the United States, and is punishable under the Espionage Laws and Federal Criminal Statutes. Refer to SPARTA's Security Policy/Procedure Guide.

(15)  POLITICAL CONTRIBUTIONS

Federal law and many state laws may prohibit contributions by the corporation to political parties or candidates. Therefore, no company funds or other assets are to be contributed or loaned, directly or indirectly, to any political party or for the campaign of any person for political office, or expended in support of or in opposition to such party or person without the approval of the Corporate Director of Business Administration. The company encourages all of us as employees to participate on an individual basis in political activities on our own time and in our own way.

(16)  SAFETY AND HEALTH

As a company and as individual employees we are responsible for maintaining a safe and healthful work environment. We must comply fully with all federal, state and local health and safety laws and regulations. (See Policy and Procedure B-9).

(17)  DRUG AND SUBSTANCE ABUSE

As a company involved in Government contracts, we will promote a safe work environment free of illicit drugs and substance abuse in compliance with the Drug-Free Workplace Act of 1988. Employees who violate this policy or any criminal drug statute while in the workplace will be subject to discipline up to and including termination. (See Policy and Procedure A-15).

(18)  STANDARDS OF PERSONAL CONDUCT

In addition to the standards regarding business conduct, SPARTA also sets forth standards of personal conduct to which each employee is expected to adhere. These are outlined in Policy and Procedure A-16.


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ACKNOWLEDGEMENT

As a condition of employment, all new employees are asked to sign an Acknowledgement which states:

"I have received and read the SPARTA Standards of Business Conduct. I understand that these Standards represent the policies of SPARTA."

One copy of the Acknowledgement is to be retained by the employee. The other copy is placed in the employee's permanent personnel file.

HELP AND INFORMATION

The company has designated the following person to assist employees in resolving questions involving ethics and conduct: Dr. J Lowder, Corporate Training Officer/Ethics Officer. The direct line (SPARTA Ethics Line) to the Ethics Officer is (877) 497-2759. The purpose of this line is to report violations of the laws, violations of company policy and concerns in the workplace (which for whatever reason cannot be resolved through the employee's immediate supervisor).

DISCIPLINE AND MANDATORY SANCTIONS

The Standards in this pamphlet are important to the company and must be taken seriously by all of us as employees. Accordingly, violations of these Standards will not be tolerated and, in accordance with company policies and procedures, may result in disciplinary action. (See Policy and Procedure B-10).


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                                 ACKNOWLEDGEMENT


I have received and read the SPARTA Standards of Business Conduct, including the enclosed section of Policies and Procedures which are referenced in these Standards. I understand that these Standards represent the policies of SPARTA.



________________________________________
Name (Please print)


________________________________________
Operation/Location


________________________________________
Signature


________________________________________
Date



Please return one copy of this acknowledgement to the Corporate Business Office
- Personnel Administration. Retain the other copy for your own files.


                                 PERSONNEL COPY


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                                 ACKNOWLEDGEMENT


I have received and read the SPARTA Standards of Business Conduct, including the enclosed section of Policies and Procedures which are referenced in these Standards. I understand that these Standards represent the policies of SPARTA.


________________________________________
Name (Please print)


________________________________________
Operation/Location


________________________________________
Signature


________________________________________
Date


Please return one copy of this acknowledgement to the Corporate Business Office
- Personnel Administration. Retain the other copy for your own files.



                                  EMPLOYEE COPY


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